Filed Pursuant To Rule 433

Registration No. 333-286293

April 23, 2025

Invest in your share of the future Grayscale is a crypto-focused asset manager. We transform disruptive technologies of tomorrow into opportunities today. View Research New Insight Staking Rewards Earn Income from your Crypto Assets Investment Solutions ETFS/ETPS Publicly Traded Funds Private Funds GDLC Grayscale Digital Large Cap Fund $37.10 Market Price as of 04/22/2025 GSOL Grayscale Solana Trust $10.99 Market Price as of 04/22/2025 GLNK Grayscale Chainlink Trust $38.00 Market Price as of 04/22/2025

View All Research & Insights Staking Rewards: Earn Income from Your Crypto Assets Staking Rewards: Earn Income from Your Crypto Assets Staking rewards can be a source of uncorrelated income that may enhance total returns for investments in Proof of Stake blockchain tokens Traditional sources of investment income like bond coupon payments are tied to central bank policy and the state of the economy. Although there are some ways to d 04/01/2025 7 min. read Ethereum: The OG Smart Contract Blockchain Ethereum: The OG Smart Contract Blockchain Smart contract platforms are the core infrastructure for decentralized applications and blockchain-based finance. They are therefore central to the vision that public blockchains offer a new architecture for financial markets and digital commerce. Grayscale Research believes that adoption of smart c 03/20/2025 28 min. read Grayscale Research Insights: Crypto Sectors in Q2 2025 Grayscale Research Insights: Crypto Sectors in Q2 2025 Crypto markets pulled back in Q1 2025, as measured by the FTSE/Grayscale Crypto Sectors family of indexes, alongside tech stocks and other risky assets. Measures of Bitcoin network activity were generally healthy in Q1. In contrast, usage of smart contract platforms declined as memecoin trading on S 03/26/2025 13 min. read March 2025: Institutional Chain Reaction March 2025: Institutional Chain Reaction Shifts in U.S. policy on digital assets seems to have increased institutional conviction in the industry — resulting in a pickup in M&A activity, investments in stablecoins and asset tokenization, and other strategic investments in March. Crypto valuations were down slightly during the month and are 04/01/2025 14 min. read Market Byte: Tariffs, Stagflation, and Bitcoin Market Byte: Tariffs, Stagflation, and Bitcoin Bitcoin’s price has declined since the White House announced new reciprocal tariffs, but we expect that tariffs and trade tensions will ultimately be positive for Bitcoin adoption over the medium term. First, higher tariffs contribute to stagflation, which tends to be negative for traditional asset 04/09/2025 15 min. read View All Empowering Investors

Individual Investors Grayscales offers a diverse suite of crypto investment solutions for individual investors, from single asset token exposure to strategically designed thematic exposure. Financial Advisors Grayscale provides financial advisors with expert research, insights, and resources so that advisors can in turn educate their clients. Institutional Investors Founded in 2013, Grayscale has one of the longest track records in the industry when it comes to offering solutions for institutional investors to access the crypto asset class. We Are Crypto Experts As the crypto market has evolved, Grayscale has grown alongside it, becoming a leading partner to investors as they navigate and deploy capital into this growing asset class. Learn more about Grayscale 30+ Investment Products* 11 Years Industry Expertise* 20B+ Assets Under Management* *As of 4/2/2025

Ready to invest? Explore our suite of investment products, designed to create a share of the future for everyone. Stay on top of the latest crypto news and insights INVESTMENT PRODUCTS ETFs/ETPs Publicly Traded Funds Private Funds GDIF RESEARCH Market Commentary Reports Videos & Webinars Token Fundamentals Explore All RESOURCES Tax & Regulatory Documents The Grayscale Glossary FAQs Financial Professionals Grayscale Crypto Sectors COMPANY About Grayscale Press Careers Contact Us BLOG General Updates Industry Insights Explore All © 2025 Grayscale. All rights reserved Privacy Policy Terms of Service Social Media Disclosure

Grayscale Operating, LLC (“GSO”) is the parent holding company of Grayscale Advisors, LLC (“GSA”), an SEC-registered investment adviser, as well Grayscale Securities, LLC (“GSS”), an SEC-registered broker/dealer and member of FINRA, and Grayscale Investments Sponsors, LLC ("GSIS", together with GSO, GSS, and GSA, "Grayscale"). GSIS is not registered as an investment adviser under the Investment Advisers Act of 1940 and none of the investment products (“Products”) sponsored or managed by GSIS are registered under the Investment Company Act of 1940. Investments in the products on this page are speculative investments that involve high degrees of risk, including a partial or total loss of invested funds. The products mentioned on this page are not suitable for any investor that cannot afford loss of the entire investment. Private placement securities are speculative, illiquid, and entail a high level of risk, including the risk that an investor could lose their entire investment. The Products are distributed by Grayscale Securities, LLC (Member FINRA/SIPC). SIPC coverage does not apply to the crypto asset products or services mentioned. Grayscale Digital Large Cap Fund LLC ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902. Please read the prospectuses carefully before investing in Grayscale Bitcoin Mini Trust ETF and Grayscale Ethereum Mini Trust ETF (the “Funds”). Foreside Fund Services, LLC is the Marketing Agent and GSIS is the sponsor of the Funds. Investors should consider the investment objectives, risks, charges and expenses carefully before investing in Grayscale Bitcoin Miners ETF, Grayscale Bitcoin Covered Calls ETF, and Grayscale Bitcoin Premium Income ETF (collectively the "Funds"). For prospectuses or summary prospectuses with this and other information about the Funds, please call (866)-775-0313 or visit our website at grayscale.com. Read the prospectuses or summary prospectuses carefully before investing. Foreside Fund Services, LLC is the Marketing Agent and GSA is the sponsor of the Funds. Investments managed by GSA are registered under the Investment Company Act of 1940 and subject to the rules and regulations of the Securities Act of 1933 and Investment Advisers Act of 1940. Carefully consider investment objectives, risk factors, fees and expenses before investing. This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any security in particular. This material is strictly for illustrative, educational, or informational purposes and is subject to change. © 2025 Grayscale. All trademarks, service marks and/or trade names (e.g., DROP GOLD®, G™, GRAYSCALE®, GRAYSCALE CRYPTO SECTORS™, and GRAYSCALE INVESTMENTS®) are owned and/or registered by Grayscale. All of the content on our site - including text, software, scripts, code, designs, graphics, photos, sounds, music, videos, applications, interactive features, articles, news stories, sketches, animations, stickers, general artwork and other content ("Content") - is owned by Grayscale or others we license Content from, and is protected by copyright, patent and other laws. Grayscale reserves all rights not expressly described herein.

Grayscale Digital Large Cap Fund LLC ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902.